Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DecisionPoint Systems, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-245695) and the Registration Statements on Form S-8 (File Nos. 333-271242 and 333-257771) of DecisionPoint Systems, Inc. of our report dated June 15, 2023 with respect to the balance sheet of Macro Integration Systems, Inc. as of December 31, 2022, and the related statements of income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements, which report appears in the Form 8-K/A of DecisionPoint Systems, Inc. filed on June 15, 2023.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

June 15, 2023